                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                     E. I. du Pont de Nemours and Company
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                                          DuPont
                                                          1007 Market Street
                                                          Wilmington, DE 19898
[LOGO OF DUPONT APPEARS HERE]
                                                          EDGAR S. WOOLARD, JR.
                                                          Chairman of the Board

  ANNUAL MEETING--APRIL 24, 1996

  March 18, 1996

  Dear Stockholder:

  You are invited to attend the Company's 1996 Annual Meeting on Wednesday, April 24, 1996, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

  The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

  To obtain a ticket, please check the appropriate box on the enclosed proxy. Please include information on any accommodation you may need because of a disability. Because seating capacity is limited, we suggest that you arrive as close as possible to 9:30 a.m., when The Playhouse opens.

  If you are unable to attend this year's meeting, you can ensure your representation by completing the enclosed proxy and returning it in the postage-paid envelope.

  The Annual Meeting gives us an opportunity to review results and discuss the steps the Company is taking to assure a strong performance in the future. Your interest in the Company is much appreciated, and I hope you will be able to join us as we talk about these matters on April 24.

  Sincerely,

  /s/ Edgar S. Woolard, Jr.

  Edgar S. Woolard, Jr.


  E.I. du Pont de Nemours and Company      [LOGO OF RECYCLED PAPER APPEARS HERE]
                                           Printed on Recycled Paper

                                                                 March 18, 1996

To the Holders of Common Stock of
 E. I. du Pont de Nemours and Company

                           NOTICE OF ANNUAL MEETING


  The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, APRIL 24, 1996, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, ratification of independent accountants, management proposal on a directors' stock plan, shareholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

  Holders of record of DuPont Common Stock at the close of business on March 5, 1996, are entitled to vote at the meeting.

  This notice and the accompanying proxy material are sent to you by order of the Board of Directors.

                                                            Louise B. Lancaster
                                                                Secretary




IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                PROXY STATEMENT

                                                                 March 18, 1996

  The enclosed proxy is being solicited by order of the Board of Directors of
E. I. du Pont de Nemours and Company for use in connection with the Annual Meeting of Stockholders to be held April 24, 1996.

  The record date with respect to this solicitation is March 5, 1996. All holders of record of DuPont Common Stock as of the close of business on that date are entitled to vote at the meeting. As of that date the Company had 579,042,724 shares of common stock outstanding. Each share of stock is entitled to one vote. A favorable vote of a majority of the shares of common stock voted in person or by proxy at the meeting is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are not counted in the calculation of the vote, except that abstentions will be counted and have the same effect as votes against Proposal Number 3. A proxy may be revoked by the stockholder at any time prior to its being voted. If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board of Directors.

  The enclosed proxy also serves as the voting instruction card for the trustees who hold shares of record for participants in the DuPont Savings and Investment Plan, the Conoco Thrift Plan, the Investment Plan for Salaried Employees of Consolidation Coal Company and the Conoco Employee Stock Ownership Plan. If proxies representing shares in the employee savings plans listed above are not returned, those shares will be voted at the discretion of a trustee. Shares in the Conoco Employee Stock Ownership Plan cannot be voted unless the proxy is signed and returned.

  The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and results of the operations of the Company for 1995, and this Proxy Statement were distributed together beginning March 18, 1996.

                              GENERAL INFORMATION

PROXY STATEMENT PROPOSALS. Each year the Board of Directors submits to the stockholders at the annual meeting its nominations for election of directors. In addition, the Bylaws of the Company require that the selection of independent accountants by the Audit Committee of the Board of Directors be submitted for stockholder ratification at each annual meeting. Other proposals may be submitted by the Board of Directors or stockholders for inclusion in the proxy statement for action at the annual meeting. Any proposal submitted by a stockholder for inclusion in the 1997 Annual Meeting Proxy Statement must be received by the Company no later than November 19, 1996.

STOCKHOLDER NOMINATIONS FOR ELECTION OF DIRECTORS. The Strategic Direction Committee recommends to the Board of Directors nominees for election as directors at the annual meeting. In making such recommendations, the Strategic Direction Committee will consider nominations submitted by stockholders. Any such nominations must be made by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected and disclosing principal occupations or employments held over the past five years.

PROXY COMMITTEE. The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxy cards also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

PROXY SOLICITATION. All costs relating to the solicitation of proxies will be borne by the Company. Morrow & Co. has been retained by the Company to aid in the solicitation of proxies, at an estimated cost of $12,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees of the Company personally or by mail, telephone or facsimile transmission. On request, the Company will pay brokers and other persons holding shares of stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

SECRECY IN VOTING. As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the inspectors of election, none of whom is an employee of the Company, and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                            THE BOARD OF DIRECTORS

OPERATION AND MEETINGS. The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman, President and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation and Benefits, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

  In 1995 eight regular meetings and two special meetings of the Board of Directors were held. All current directors attended 75% or more of the total Board and committee meetings held in 1995, and attendance averaged more than 95%. Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and members of management relative to matters of mutual interest and concern to the Company.

RETIREMENT POLICY. The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

COMPENSATION. Members of the Board who are employees of DuPont or any of its subsidiaries are not compensated for service on the Board or on committees. E.
S. Woolard, Jr., who retired as an employee of the Company and remains Chairman of the Board and Chairman of the Strategic Direction Committee, receives $300,000 per year. All other nonemployee directors receive an annual retainer fee of $35,000 for service on the Board, and a fee of $1,000 per meeting for attending special meetings of the Board and stockholder meetings held on a day when the Board does not meet. Nonemployee directors receive annual compensation for committee service as follows: (a) committee chairmen receive $15,000, (b) members of the Strategic Direction Committee receive $15,000 and (c) members of the other Board committees receive $6,000. Pursuant to a consulting agreement, A. F. Brimmer receives $40,000 annually for providing economic advice to the Board.

  In addition, the Board is proposing for stockholder approval the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, more fully described beginning on page 16 and in Exhibit A. Under this Plan, nonemployee directors will receive an annual grant of 200 shares of DuPont Common Stock, except for the Chairman who will receive a nonqualified stock option grant for 100,000 shares of DuPont Common Stock.

  Under the terms of the Deferred Compensation Plan for Directors, any director may defer all or part of the payment of Board and committee fees in the form of cash or stock units until a specified year or until ceasing to be a director of the Company. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of stock units. Five directors have elected to defer payment of directors' fees in 1996. Nonemployee directors are also eligible to participate in a retirement income plan if on the date of retirement from the Board they have served on the Board for at least five years and have not qualified for an immediate or deferred pension benefit from the Company or any of its subsidiaries. The annual benefits payable under the plan are equal to one-half of the annual Board retainer (exclusive of any committee compensation) in effect on the date of the director's retirement. Benefits are available for the lesser of life or 10 years.

  The Directors' Charitable Gift Plan was established to improve the competitiveness of the compensation and benefits package for Board members. After a director's death, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director will be fully vested in the Plan upon completion of five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through, among other vehicles, the purchase of life insurance policies on the lives of directors, and the Company would own and be the beneficiary of the policies. Directors derive no personal financial or tax benefit from the Plan because the charitable, tax deductible donations and insurance proceeds, if any, accrue solely to the benefit of the Company. Employee directors may participate in the Plan provided they bear their allocable cost.

OFFICE OF THE CHIEF EXECUTIVE. The Office of the Chief Executive has responsibility for the strategic direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All five members are employees and two are directors. Its members include the President and Chief Executive Officer and the four Executive Vice Presidents. The Office of the Chief Executive works in close coordination with the executive officers of the Company who constitute the Operating Group. Together, the Office of the Chief Executive and the Operating Group have broad corporate responsibility for such areas as research and development, marketing, manufacturing, global effectiveness and valuing people.

STRATEGIC DIRECTION COMMITTEE. The Strategic Direction Committee, which consists of four directors, is responsible for reviewing the strategic direction of the Company's major business segments. The Committee approves targets for Company debt and capitalization. The Strategic Direction Committee also has responsibility for recommending to the Board nominees for election as directors at the annual meeting or between annual meetings. During 1995, the Strategic Direction Committee held four meetings.

ENVIRONMENTAL POLICY COMMITTEE. The Environmental Policy Committee is responsible for reviewing the Company's environmental policies and practices. The Committee also provides support for the Company's leadership role in corporate environmentalism. The Environmental Policy Committee, which consists of four directors, held four meetings in 1995.

AUDIT COMMITTEE. The Audit Committee, which consists of three directors, employs independent accountants, subject to stockholder ratification, to audit the Company's financial statements and perform other assigned duties. The Committee also requests the Company's subsidiaries to engage independent accountants, as the Committee deems appropriate, to audit their respective financial statements. Further, the Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of the Company's internal accounting controls. No member of the Audit Committee may be an officer or employee of the Company or any subsidiary or affiliated company. During 1995, the Audit Committee held four meetings.

COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee, which consists of three directors, is responsible for establishing an executive compensation policy consistent with corporate objectives and stockholder interests. The Committee has responsibility for recommending to the Board levels of compensation, including salaries as well as variable compensation and stock options, for the employee directors. The Compensation and Benefits Committee also administers grants under the Company's compensation plans. During 1995, the Compensation and Benefits Committee held four meetings.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The membership of the Compensation and Benefits Committee currently includes C. M. Harper, H. R. Sharp, III and C. M. Vest. E. M. Bronfman and J. L. Weinberg also served as members of the Committee prior to their resignation from the Board effective April 6, 1995, in connection with the Company's redemption of shares of DuPont Common Stock beneficially owned by The Seagram Company Ltd.

OTHER INFORMATION. In August 1995 a purported shareholder derivative action was brought in the U.S. District Court in Columbus, Georgia, by one individual on behalf of the Company against the then current and certain former directors (including all nominees except Mr. Dunham and Ms. Juliber). The civil suit alleges a breach of fiduciary duty related to the Company's response to a ruling by that court imposing a conditional fine of about $115 million on the Company in connection with its conduct of certain Benlate(R) 50 DF fungicide litigation. The suit seeks unspecified damages and other relief. The derivative action has been stayed pending resolution of the Company's appeal of the Georgia court's ruling to the Eleventh Circuit Court of Appeals.

                           1--ELECTION OF DIRECTORS

  The 12 nominees for election as directors are identified on pages 5 through
7. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Strategic Direction Committee, or the Board may reduce the number of directors to eliminate the vacancy.

  The following material contains information concerning the nominees, including their recent employment, positions with the Company, other directorships, and age as of the date of the 1996 Annual Meeting.

                 PERCY N. BARNEVIK

                 Director since 1991                          Member, Strategic
                 Age 55                                     Direction Committee

[PHOTO OF        Mr. Barnevik is Chairman and Chief Executive Officer of ABB
PERCY N.         Asea Brown Boveri Ltd., headquartered in Zurich, Switzerland,
BARNEVIK         a company serving electric power generation, transmission and
APPEARS HERE]    distribution customers as well as industrial, environmental control and mass transit markets. He is a director of ABB
                 Asea Brown Boveri Ltd. and Investor AB and non-executive chairman of the boards of Sandvik AB and Skanska AB.

                 ANDREW F. BRIMMER

                 Director since 1974                  Chairman, Audit Committee
                 Age 69

[PHOTO OF        Dr. Brimmer is President and a director of Brimmer & Company,
ANDREW F.        Inc., a Washington, D.C.-based economic and financial con-
BRIMMER          sulting firm. He serves as Chairman, District of Columbia Fi-
APPEARS HERE]    nancial Responsibility and Management Assistance Authority.
                 He was a visiting professor at the Harvard Business School and a member of the Board of Governors of the Federal Reserve
                 System. Dr. Brimmer is a director of Airborne Freight Corpo-ration, BankAmerica Corporation, BlackRock Investment Income
                 Trust, Carr Realty Corporation, Connecticut Mutual Life In-surance Company, Gannett Company, Inc., Navistar Interna-tional Corporation and PHH Corporation. He serves as chairman of the Board of Trustees of Tuskegee University and as a trustee of The College Retirement Equities Fund. He is a mem-ber of the Council on Foreign Relations.

                 LOUISA C. DUEMLING

[PHOTO OF        Director since 1982                      Member, Environmental
LOUISA C.        Age 60                                        Policy Committee
DUEMLING
APPEARS HERE]    Mrs. Duemling is a member of the board of trustees of the Na-
                 ture Conservancy and the Chesapeake Bay Foundation.

                 ARCHIE W. DUNHAM

                 Director since January 1996
                 Age 57

[PHOTO OF        An Executive Vice President, Mr. Dunham is also President and
ARCHIE W.        Chief Executive Officer of Conoco. He is a former senior vice
DUNHAM APPEARS   president-DuPont, executive vice president-exploration pro-
HERE]            duction of Conoco and senior vice president of DuPont Poly-
                 mers and DuPont Chemicals and Pigments. He is a director of the American Petroleum Institute and a director and member of the Executive Committee of both the U.S.-Russia Business
                 Council and the Greater Houston Partnership. Mr. Dunham also serves on the board of trustees of the Memorial Hospital Sys-tem in Houston and is chairman of the Board of Visitors of the University of Oklahoma College of Engineering.

                 EDWARD B. DU PONT

                 Director since 1978                    Member, Audit Committee
                 Age 62

[PHOTO OF        Mr. du Pont is a former chairman of Atlantic Aviation Corpo-
EDWARD B.        ration, the principal business of which is the charter, com-
DU PONT          pletion, storage, operation and maintenance of aircraft. He
APPEARS HERE]    is a former vice president of Wilmington Trust Company. He serves as a director of Atlantic Aviation Corporation and Wilmington Trust Corporation, treasurer and a director of the Medical Center of Delaware, president and a trustee of Eleutherian Mills- Hagley Foundation, and vice president and a trustee of Longwood Foundation, Inc.

                 CHARLES M. HARPER

                 Director since 1992                 Chairman, Compensation and
                 Age 68                          Benefits Committee and Member,
                                                  Strategic Direction Committee

[PHOTO OF        Mr. Harper is Chairman and former chief executive officer of
CHARLES M.       RJR Nabisco Holdings, Corp., a food and tobacco company. He
HARPER           is a director and former chairman and chief executive officer
APPEARS HERE]    of ConAgra, Inc., and a director of Norwest Corporation, Pe-
                 ter Kiewit Sons', Inc., and Valmont Industries Inc.

                 LOIS D. JULIBER

                 Director since October 1995
                 Age 47

[PHOTO OF        Ms. Juliber is President, Colgate-Palmolive North America,
LOIS D. JULIBER  Colgate-Palmolive Company, the principal business of which is
APPEARS HERE]    the production and marketing of consumer products. She for-
                 merly served as chief technological officer of Colgate-
                 Palmolive and president of that company's Far East/Canada businesses. Ms. Juliber is a member of the board of trustees of Wellesley College and the Brookdale Foundation.

                 JOHN A. KROL

                 Director since 1992            Member, Strategic Direction and
                 Age 59                         Environmental Policy Committees

[PHOTO OF        President and Chief Executive Officer, Mr. Krol is a former
JOHN A. KROL     vice chairman  and senior vice president of DuPont Fibers. He
APPEARS HERE]    is a director of Mead Corporation and a member of the Busi-
                 ness Roundtable and serves on the boards of the National As-sociation of Manufacturers, the Delaware Art Museum and Elwyn
                 Institute for the Handicapped. Mr. Krol is also a trustee of Eleutherian Mills-Hagley Foundation, Tufts University, the
                 University of Delaware and the United States Council for In-ternational Business.

                 WILLIAM K. REILLY

                 Director since 1993                    Chairman, Environmental
                 Age 56                                        Policy Committee

[PHOTO OF        Mr. Reilly is Visiting Professor at the Institute for Inter-
WILLIAM K.       national Studies at Stanford University. He is a former ad-
REILLY           ministrator of the United States Environmental Protection
APPEARS HERE]    Agency and a former president of World Wildlife Fund and The
                 Conservation Foundation. Mr. Reilly is a director of Allied
                 Waste Industries, Inc., Catalytic Combustion Systems, Ever-green Holdings, Inc., The National Geographic Society and
                 World Wildlife Fund. He also serves on the boards of The Yale
                 Corporation, the American Farmland Trust and the German Mar-shall Fund of the United States.

                 H. RODNEY SHARP, III

                 Director since 1981             Member, Audit and Compensation
                 Age 60                                 and Benefits Committees

[PHOTO OF        Mr. Sharp served as manager of Computer Systems of DuPont In-
H. RODNEY        formation Systems. He is president of the Board of Trustees
SHARP, III       of Longwood Foundation, Inc., and serves as a trustee of St.
APPEARS HERE]    Augustine's College (Raleigh, North Carolina). Mr. Sharp is
                 also a director of the Medical Center of Delaware Foundation, Community Housing, Inc., Planned Parenthood of Delaware, and the YMCA of Delaware.

                 CHARLES M. VEST

                 Director since 1993           Member, Environmental Policy and
                 Age 54                    Compensation and Benefits Committees

[PHOTO OF        Mr. Vest is President of the Massachusetts Institute of Tech-
CHARLES M.       nology. He is a former provost and vice president of Academic
VEST APPEARS     Affairs and dean of Engineering of the University of Michi-
HERE]            gan. Mr. Vest is a director of International Business Ma-
                 chines Corporation, a member of the National Academy of Engi-neering and the Corporation of the Woods Hole Oceanographic
                 Institution and a trustee of Wellesley College.

                 EDGAR S. WOOLARD, JR.

                 Director since 1983                        Chairman, Strategic
                 Age 62                                     Direction Committee

[PHOTO OF        Chairman of the Board, Mr. Woolard served as chairman and
EDGAR S.         chief executive officer, president and chief operating offi-
WOOLARD, JR.     cer, vice chairman and executive vice president. He is a di-
APPEARS HERE]    rector of Citicorp and chairman of The Business Council. He also serves as a trustee of the Medical Center of Delaware, Protestant Episcopal Theological Seminary and the Winterthur
                 Museum and Gardens.

                      BENEFICIAL OWNERSHIP OF SECURITIES

PRINCIPAL STOCKHOLDERS. As of December 31, 1995, Wilmington Trust Corporation, Wilmington, Delaware, beneficially owned an aggregate of 66,549,826 shares of the Company's Common Stock, or 11.5% of such shares outstanding at the time. The shares held by Wilmington Trust are held of record for trust, estate, custody or agency accounts, and include 23,546,176 shares held in the DuPont Flexitrust, a trust created by the Company to satisfy obligations of the Company under various employee benefit and compensation plans.

DIRECTORS AND EXECUTIVE OFFICERS. Following is information concerning beneficial ownership of shares in DuPont for each director and nominee, executive officers named in the Summary Compensation Table on page 12 and for all directors and executive officers as a group as of December 31, 1995. Also included are shares of DuPont Common Stock granted in 1996 under the Variable Compensation Plan. Under rules of the Securities and Exchange Commission, "beneficial ownership" is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual's benefit.

                                  AMOUNT AND NATURE OF
                                  BENEFICIAL OWNERSHIP
                             --------------------------------
                                   (NUMBER OF SHARES)
                                       VOTING OR
                                       INVESTMENT   RIGHT TO  PERCENT OF
                             DIRECT(1)  POWER(2)   ACQUIRE(3)  CLASS(4)
                             --------- ----------  ---------- ----------
DUPONT COMMON STOCK
 P. N. Barnevik.............     1,000       --           --     --
 A. F. Brimmer..............     6,458       162          --     --
 L. C. Duemling.............   155,778   741,558          --     --
 A. W. Dunham...............    48,883       --       247,500    --
 E. B. du Pont..............   743,141 3,998,290*         --     0.8%
 C. M. Harper...............     7,759       --           --     --
 C. L. Henry................    17,187       --       147,000    --
 L. D. Juliber..............       133       300          --     --
 J. A. Krol.................    29,181    71,130*     282,300    --
 R. v.d. Luft...............    30,153       --       154,300    --
 C. S. Nicandros............    64,359       --       240,393    --
 W. K. Reilly...............     2,212       --           --     --
 H. R. Sharp, III...........    98,784 3,228,800*         --     0.6%
 C. M. Vest.................       854       --           --     --
 E. S. Woolard, Jr..........   152,132   166,644      725,882    --
 Directors and Executive
  Officers as a Group....... 1,454,819 5,498,157    2,650,025    1.7%

--------
(1) Reported in this column are shares held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included in this column are shares to be delivered at a future date under the Variable Compensation Plan and the Deferred Compensation Plan for Directors.
(2) Reported in this column are other shares with respect to which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.
(3) Reported in this column are shares which directors and executive officers have a right to acquire through the exercise of stock options granted under the DuPont Stock Performance Plan.
(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.
 * Because they may be deemed to share, directly or indirectly, voting and/or investment power, E. B. du Pont and H. R. Sharp, III are each listed as beneficial owners of the same 2,660,151 shares; and E. B. du Pont and
    J. A. Krol are each listed as beneficial owners of the same 71,130 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

COMPLIANCE WITH THE SECURITIES EXCHANGE ACT. The Company's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 1995, all such reports were filed on a timely basis.

     COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Benefits Committee of the Board of Directors (the "Committee") is responsible for establishing policies and programs which govern compensation for executive officers and other employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee makes specific individual recommendations to the Board of Directors for employee directors.

  The Company's executive compensation policy is to provide appropriate total annual compensation when compared with positions of equivalent responsibility within a self-constructed group of peer companies. Total annual compensation consists of salary and variable compensation. When determining variable compensation, the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 14. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

  Compensation for executive officers consists of three components: salary, variable compensation and stock options.

SALARY

  Consistent with the Company's policy, salaries are generally maintained near the average of the peer group. Salary increases for executive officers are determined through the administrative process used for all salaried employees. Specific increases reflect individual contribution.

VARIABLE COMPENSATION

  The Variable Compensation Plan (VCP) provides approximately 10,000 employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their own contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock.

  As approved by shareholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all nonrecurring items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

  To determine the amounts of payments to VCP participants for 1995, the Committee used a formula, approved in 1994, which consists of equally weighted components of earnings per share (EPS) versus the prior year and return on equity (ROE) versus a target of 18%. The formula may be adjusted based on a subjective assessment of cash flow management for the year and corporate financial performance compared with the peer group companies. For 1995 the Committee reviewed the Company's performance relative to the peer group's ROE and total shareholder return.

  Since 1993, the Company has had a program to differentiate variable compensation payments by business unit. Business differentiation is based on underlying after-tax operating income and cash flow from operations versus each business unit's financial commitment for the year. In addition, payments may be differentiated by business unit based on a subjective assessment of performance in such areas as valuing and developing people, safety, the environment, and continuous improvement. The assessment of performance in these areas may also be used to adjust the formula for overall corporate performance.

  In arriving at the level of payments for 1995, the Committee considered that 1995 reported EPS was an all-time high and 40% higher than 1994, ROE was significantly above the 18% target, and average business unit performance was 19% above commitment. After adjusting EPS and ROE for certain items not representative of operating results (e.g., Seagram share redemption), the Committee approved average payments that were about 14% higher than 1994 levels. Payments among business units ranged from 66% to 134% of the average.

  Variable compensation payments for 1995 were 40% of the maximum amount available under the overall VCP limit. Over the past ten years, the Committee has approved payments on average of 60% of the maximum available.

  For 1996 the Committee approved the replacement of ROE in the variable compensation formula with return on investors' capital (ROIC). Since ROIC measures return on both debt and equity, it is less volatile and facilitates financial performance comparisons with the peer companies with different financial structures.

STOCK OPTIONS

  Stock options are designed to provide an incentive for employees primarily responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's shareholders. About 1,100 employees, including executive officers and key leaders in all global regions and middle management, received grants in 1995.

  The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc., of 33 large industrial companies. The consulting firm's survey included nine of the peer group companies used for the total annual compensation and stock performance graph comparisons described above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance is not considered by the Committee in determining the number of stock options granted. Targets for DuPont are intended to be near the median long-term incentive opportunity granted by the survey group.

  Stock options are typically granted annually. Individual grants may range from one-half to one-and-one-half of the target for each level of responsibility to reflect individual performance and potential. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. All grants are at market price on the date of grant and, after they become exercisable, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date. As further incentive for stock performance, the price of DuPont Common Stock must be at least 120% of the price on the date of grant for the options to be exercisable. This insures that a significant gain for shareholders is achieved before any compensation is realized.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER (CEO)

  There were two CEOs in 1995: Edgar S. Woolard, Jr. and John A. Krol.

  Mr. Woolard served as CEO until December 1, 1995 and retired as an employee of the Company on January 1, 1996. He continues to serve as Chairman of the Board of Directors and Chairman of the Strategic Direction Committee.

  In 1990, the Committee established the position of Senior Vice President as the primary benchmark tie to comparison companies and set the CEO's total compensation target at about two times that of the Senior Vice President position. This practice addressed growing concerns over upward spiraling of CEO pay and the divergence in CEO compensation compared to the average employee. For 1995 Mr. Woolard's salary was increased 19% to reflect his strong contribution to the Company and in recognition of the disparity between his salary and that of peer group CEOs. Even with this increase, his salary remained substantially below the average of the peer group.

  For 1995 Mr. Woolard's variable compensation of $1,700,000 was about 25% above target and 43% higher than 1994. In determining his variable compensation the Committee applied the same formula -- performance factors, goals and weighting -- on a basis consistent with the determination of variable compensation granted to other employees for 1995, as described above under Variable Compensation. In evaluating Mr. Woolard's performance for 1995, the Committee noted the Company's outstanding business results, including a record high in earnings, as well as Mr. Woolard's strong leadership in continuing the transformation of the Company. In recognition of his key role in the redemption of shares from Seagram, his variable compensation was calculated including the full effect of that redemption on EPS and ROE in the variable compensation formula.

  Mr. Krol was promoted from Vice Chairman to President effective October 1, 1995 and Chief Executive Officer on December 1, 1995. In recognition of his substantially increased responsibilities, the Committee approved a salary increase of 42% for Mr. Krol. For 1995, his variable compensation was about 100% of a target prorated to reflect his performance as Vice Chairman, President and CEO. In determining his variable compensation, the Committee applied the same formula on a basis consistent with the determination of variable compensation granted to other employees for 1995. In evaluating Mr. Krol's performance for 1995, the Committee noted his strong leadership in the Chemicals and Specialties businesses, improvements in productivity, and his focus on profitable growth.

  In 1995 Mr. Krol received a stock option grant that was at 100% of target for his level of responsibility at that time as Vice Chairman. Consistent with Company practice, Mr. Krol also received a special stock option grant that was about 150% of target for his new level of responsibility as CEO.

                                   * * * * *

  The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

  The Compensation and Benefits Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

                                       COMPENSATION AND BENEFITS COMMITTEE

                                            Charles M. Harper, Chairman
                                            H. Rodney Sharp, III
                                            Charles M. Vest

                   COMPENSATION AND STOCK OPTION INFORMATION

  The following table shows information about the compensation of the Company's chief executive officers during 1995 and four other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                          SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                      ANNUAL COMPENSATION            COMPENSATION
                            --------------------------------------- ---------------
  NAME AND                               VARIABLE        OTHER          SHARES      ALL OTHER
 PRINCIPAL                             COMPENSATION     ANNUAL        UNDERLYING    COMPENSA-
  POSITION             YEAR   SALARY    (BONUS)(1)  COMPENSATION(2) OPTIONS GRANTED  TION(3)
 ---------             ---- ---------- ------------ --------------- --------------- ---------
E. S. Woolard, Jr.     1995 $1,000,000  $1,700,000          --          122,000      $30,000
 Chairman of the       1994    840,000   1,185,000          --           87,100       25,200
 Board and CEO         1993    792,000     450,000          --           75,800        7,005

J. A. Krol             1995    702,000   1,040,000          --          213,500       21,060
 President and CEO     1994    567,000     830,000          --           43,200       17,010
                       1993    528,000     300,000          --           36,600        7,005

C. S. Nicandros        1995    696,000     900,000          --           63,500       41,750
 Vice Chairman         1994    648,000     800,000          --           49,400       38,730
                       1993    618,000     360,000          --           43,800       14,150

R. v.d. Luft           1995    427,200     580,000     $546,633          30,000       12,816
 Senior Vice President 1994    406,000     500,000      437,112          22,000       12,180
                       1993    394,600     185,000       60,800          24,200        7,005

C. L. Henry            1995    436,000     540,000          --           53,000       13,080
 Executive Vice        1994    393,800     450,000          --           22,000       10,639
 President             1993    370,800     155,000          --           19,500        7,005

A. W. Dunham           1995    454,400     470,000          --           35,000       27,254
 Executive Vice        1994    434,800     470,000          --           28,000       26,058
 President             1993    416,800     270,000          --           26,400       14,150

--------

(1) On average, about 25% of variable compensation is paid in DuPont Common
    Stock.

(2) For 1995, 1994 and 1993 respectively, includes $388,133, $316,438 and
    $55,964 for reimbursement of taxes in excess of those that would have been incurred in a foreign service employee's base country; and $158,500, $120,674 and $4,836 in foreign housing allowances and other customary payments for expenses related to overseas assignments.

(3) The Company's matching contributions made pursuant to the Company's savings and thrift plans, including the following amounts credited under the related savings restoration plan in 1995: $25,500 for E. S. Woolard, Jr.; $16,560 for J. A. Krol; $32,760 for C. S. Nicandros; $8,316 for R. v.d. Luft; $8,580 for C. L. Henry; and $18,264 for A. W. Dunham.

                              OPTION GRANTS TABLE

                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL RATES OF
                                                                         STOCK PRICE APPRECIATION
                             INDIVIDUAL OPTION GRANTS IN 1995               FOR OPTION TERM(3)
                         ---------------------------------------- --------------------------------------------
                         NUMBER OF  PERCENT
                           SHARES   OF TOTAL
                         UNDERLYING OPTIONS             EXPIRA-
                          OPTIONS   GRANTED  EXERCISE     TION      0%          5%                 10%
NAME                     GRANTED(1) IN 1995  PRICE(2)     DATE    $55.50      $90.50             $144.00
----                     ---------- -------- --------- ---------- ------   -------------    ------------------
E. S. Woolard, Jr. .....  122,000    3.59%    $55.50     3/2/2005    0     $4,270,000.00        $10,797,000.00
J. A. Krol..............   63,500    1.87%     55.50     3/2/2005    0      2,222,500.00          5,619,750.00
                          150,000    4.42%     62.75   10/24/2005    0(4)   4,162,500.00(4)      12,187,500.00(4)
C. S. Nicandros.........   63,500    1.87%     55.50     3/2/2005    0      2,222,500.00          5,619,750.00
R. v.d. Luft............   30,000    0.88%     55.50     3/2/2005    0      1,050,000.00          2,655,000.00
C. L. Henry.............   38,000    1.12%     55.50     3/2/2005    0      1,330,000.00          3,363,000.00
                           15,000    0.44%     62.75   10/24/2005    0(4)     416,250.00(4)       1,218,750.00(4)
A. W. Dunham............   35,000    1.03%     55.50     3/2/2005    0      1,225,000.00          3,097,500.00

--------

All Shareholders'
   Gains................ increase in market value of DuPont
                          Common Stock at assumed rates of stock
                          price appreciation(5) .................   $23,843,443,470.00      $60,289,849,917.00
All Optionees'
   Gains................ as a percent of all shareholders'
                          gains(6)...............................                0.50%                   0.50%

--------

(1) Stock options are exercisable twelve months from the date of grant and have a term of ten years. The price of DuPont Common Stock must be at least 120% of the price on the date of grant for the options to be exercisable. All of these options were granted on March 3, 1995, except for the 150,000 options granted to J. A. Krol and the 15,000 options granted to C. L. Henry on October 25, 1995.

(2) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(3) Represents total potential appreciation of about 0%, 63% and 159% for assumed annual rates of appreciation of 0%, 5% and 10%, respectively, compounded annually for the ten-year option term.

(4) Potential realizable value based on assumed DuPont Common Stock prices of $55.50, $90.50 and $144.00 determined as described in Note 3 above. For options granted on October 25, 1995, the representative equivalent DuPont Common Stock prices applying the total potential appreciation of about 0%, 63% and 159% to the exercise price of $62.75 would be $62.75, $102.25 and $162.75, which results in potential realizable values of $0, $5,925,000 and $15,000,000 for J. A. Krol and $0, $592,500 and $1,500,000 for C. L.
    Henry, respectively.

(5) Calculated from the $55.50 exercise price applicable to most options granted in 1995 based on the 681,241,242 shares outstanding on the March 3, 1995 grant date.

(6) Represents potential realizable value for all options granted in 1995 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all options granted in 1995 is calculated from the $55.50 exercise price applicable to most options granted in 1995.

       AGGREGATED 1995 OPTION EXERCISES/YEAR-END 1995 OPTION VALUES TABLE

                                                    SHARES UNDERLYING       VALUE OF UNEXERCISED
                                 OPTION            UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           EXERCISES IN 1995      HELD AT DEC. 31, 1995   HELD AT DEC. 31, 1995(2)
                         ---------------------- ------------------------- -------------------------
                           SHARES
                         UNDERLYING    VALUE
NAME                      OPTIONS   REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ---------- ----------- ----------- ------------- ----------- -------------
E. S. Woolard, Jr. .....   16,185   $1,809,249    603,882      122,000    $17,479,689  $1,753,750
J. A. Krol..............    2,991      316,526    218,800      213,500      5,622,187   1,981,563
C. S. Nicandros.........   24,308    2,545,125    176,893       63,500      3,844,195     912,813
R. v.d. Luft............        0            0    124,300       30,000      3,052,714     431,250
C. L. Henry.............   12,342    1,612,928    109,000       53,000      2,789,952     653,125
A. W. Dunham............    2,981      196,893    212,500       35,000      6,271,283     503,125

--------
(1) Represents the pre-tax gain, which is the difference between the market value of the shares on the date of exercise of the options and the exercise price.

(2) Represents the closing price for DuPont Common Stock on December 31, 1995 of $69.875 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than such closing price. Exercisable options have been held at least one year from the date of grant. Unexercisable options have been held for less than one year.

                         STOCK PERFORMANCE INFORMATION

  The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and eight of the twelve companies are direct competitors. The peer group companies are: AlliedSignal, Amoco, Dow Chemical, Eastman Kodak, Exxon, Ford Motor, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Monsanto, Union Carbide and Xerox.

  The graph assumes that the value of the investment in DuPont Common Stock, the S&P 500 Stock Index and the peer group of companies each was $100 on December 31, 1990 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                          [LINE GRAPH APPEARS HERE]

                   1990      1991      1992      1993      1994      1995
DUPONT             $100     $131.8    $138.0    $146.5    $175.8    $226.0
S&P 500             100      130.3     140.3     154.3     156.4     215.0
PEER GROUP          100      114.7     118.0     141.8     149.7     200.6


                              RETIREMENT BENEFITS

  Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" for this purpose includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation in excess of limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits which may be payable from the pension trust. Retirement benefits provided under the pension plan in excess of these limitations are paid from the Company's general revenues under a separate, nonfunded Pension Restoration Plan.

                                                 ESTIMATED ANNUAL RETIREMENT
       SALARY AND                               BENEFITS BASED ON SERVICE OF:
        VARIABLE                               --------------------------------
      COMPENSATION                             25  YEARS   30 YEARS   35 YEARS
      ------------                             ---------- ---------- ----------
        $  900,000............................ $  330,000 $  398,000 $  465,000
         1,400,000............................    518,000    623,000    728,000
         1,900,000............................    705,000    848,000    990,000
         2,400,000............................    893,000  1,073,000  1,253,000
         2,900,000............................  1,080,000  1,298,000  1,516,000
         3,400,000............................  1,268,000  1,523,000  1,778,000

  The above table illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and Pension Restoration Plan to DuPont employees retiring at age 65 in 1996. As of normal retirement age (65), the years of service credited for retirement benefits for DuPont employees named in the Summary Compensation Table on page 12 would be as follows: 38 years for
J. A. Krol, 43 years for R. v.d. Luft and 42 years for C. L. Henry. E. S. Woolard, Jr. retired with about 38 years of service.

  The DuPont Pension and Retirement Plan as it applies to Conoco employees and the Retirement Restoration Benefit Plan of Conoco are similar to the DuPont Pension and Retirement Plan and the Pension Restoration Plan described above for DuPont employees.

                                                        ESTIMATED ANNUAL
                                                      RETIREMENT BENEFITS
        SALARY AND                                    BASED ON SERVICE OF:
         VARIABLE                                ------------------------------
       COMPENSATION                              25 YEARS  30 YEARS   35 YEARS
       ------------                              -------- ---------- ----------
         $  900,000............................. $354,000 $  425,000 $  496,000
          1,400,000.............................  554,000    665,000    776,000
          1,900,000.............................  754,000    905,000  1,056,000
          2,400,000.............................  954,000  1,145,000  1,336,000

  The above table illustrates the straight life annuity amounts payable to employees of Conoco retiring at age 65 in 1996, including payments under the Retirement Restoration Benefit Plan. As of normal retirement age (65), A. W. Dunham would have 37 years of credited service.

  C. S. Nicandros elected to retire February 29, 1996, with about 38 years of service. In connection with his retirement, Mr. Nicandros will be treated as vested under the Directors' Charitable Gift Plan in consideration, in part, for bearing his allocable cost as provided by the Plan. In addition, Mr. Nicandros has entered into a consulting agreement with the Company beginning March 1, 1996, through December 31, 1997, where he will receive $50,000 monthly plus reimbursement of certain expenses including up to $12,000 monthly for office expenses.

                  2--RATIFICATION OF INDEPENDENT ACCOUNTANTS

  Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 26, 1995, the stockholders ratified the appointment by the Audit Committee of Price Waterhouse LLP to perform the functions assigned to it in accordance with the Bylaws.

  Price Waterhouse LLP has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

  During 1995, Price Waterhouse LLP audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, audited employee benefit plans and provided various other services. Worldwide fees for all services provided by Price Waterhouse LLP totaled $15.1 million for the year, of which $6.2 million was for the annual audit of the Company's consolidated financial statements and those of its subsidiaries.

  Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed Price Waterhouse LLP as independent accountants to perform an examination of the Company's consolidated financial statements for the year 1996 and to render other services as required of them.

  Representatives of Price Waterhouse LLP are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  RESOLVED, That the action of the Audit Committee in employing Price Waterhouse LLP as independent accountants for the year 1996 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

                3--MANAGEMENT PROPOSAL ON DIRECTORS' STOCK PLAN

  Under the terms of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors (formerly the Deferred Compensation Plan for Directors) (the "Plan"), nonemployee directors may defer all or part of the payment of Board and committee fees in the form of cash or DuPont stock units until a specified year or until ceasing to be a director of the Company. Interest equivalents accrue on payments deferred in the form of cash and dividend equivalents accrue on payments deferred in the form of DuPont stock units. For 20 years, nonemployee directors have had this opportunity to convert cash fees to DuPont stock units and therefore accumulate shares of DuPont Common Stock to be delivered at a future date. The Plan has been described in the Company's proxy statements since 1979.

  The Board of Directors approved for submission to stockholders at the 1996 Annual Meeting the Plan as amended to provide for an annual grant of 200 shares of DuPont Common Stock to nonemployee directors and a nonqualified stock option for 100,000 DuPont shares as part of the compensation for E. S. Woolard, Jr., as nonexecutive Chairman of the Board of Directors and Chairman of the Strategic Direction Committee. The Plan, as amended, is effective January 1, 1996, subject to stockholder approval. Key provisions of the Plan are summarized below and a copy of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors is set forth in Exhibit A of this proxy statement.

  DuPont Stock Grant to Nonemployee Directors. Beginning in 1996, each nonemployee director other than the nonexecutive Chairman will receive an annual grant of DuPont Common Stock following election at the Annual Meeting of Stockholders. Directors joining the Board during a year will receive 200 shares following their election, but in no event more than 200 shares in any calendar year.

  The grant of 200 shares is intended to further align nonemployee directors with the interests of the Company's other stockholders, provide an additional opportunity to accumulate DuPont stock beyond the deferral of DuPont stock units feature described above and maintain a competitive compensation program for nonemployee directors. The value of the stock grant will not be used in computing a director's benefit under the Retirement Income Plan for Directors.

  DuPont Stock Option Grant to Nonexecutive Chairman. The Plan grants a nonqualified stock option to E. S. Woolard, Jr., as part of his compensation in his capacity as nonexecutive Chairman of the Board of Directors and Chairman of the Strategic Direction Committee. The option covers 100,000 shares of DuPont Common Stock; is granted at market price ($70.00) on January 1, 1996, the effective date of grant; has a term of ten years; and is contingent on stockholder approval of the Plan.

  Provisions of the Plan and terms and conditions established by the Compensation and Benefits Committee for this option grant are consistent with those for options granted under the Company's Stock Performance Plan which is referred to in the Compensation and Benefits Committee Report on pages 9 to 11 of this proxy statement. For example, the option vests and becomes exercisable on January 1, 1997. In addition, beginning January 1, 1997, and ending six months prior to expiration of the option, the price of DuPont Common Stock must be at least 120 percent of the price on date of grant (or $84.00) in order for the option to be exercisable.

  Counsel advises that under the Internal Revenue Code there is no taxable income as a result of the option grant. Exercise of the option will result in taxable income to Mr. Woolard to the extent of the difference between the fair market value of the stock at the time of exercise and the exercise price. The Company will be entitled to a tax deduction upon the exercise of the option in the amount equal to Mr. Woolard's taxable income.

  Administration and Amendment. The Plan is administered by the Compensation and Benefits Committee of the Board of Directors, which established terms and conditions of the stock option grant. The Board of Directors reserves the right to modify the Plan from time to time or repeal the Plan entirely, provided, however, that no modification shall operate to annul deferral elections already in effect. All expenses and costs in connection with the operation of the Plan are borne by the Company.

  The closing price of a share of the Company's Common Stock on the New York Stock Exchange Composite Transactions Tape on March 5, 1996 was $80.75.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE FOLLOWING
RESOLUTION:

  Resolved, That the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, as set forth in Exhibit A to the Proxy Statement of the Company for the Annual Meeting of Stockholders on April 24, 1996, hereby is approved.

                4--STOCKHOLDER PROPOSAL ON ANNUAL MEETING DATE

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington D.C., owner of 150 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

  Resolved: That the stockholders recommend that the Board of Directors take the necessary steps to change the Annual Meeting date to the first Wednesday of June.

                            STOCKHOLDER'S STATEMENT

  REASONS: Recently the Annual Meetings were held on a date when other major corporations met. Until a few years ago, the Company has met on a date when more independent non-employee shareholders could meet.

  The many problems the Company faces makes maximum attendance by outside independent stockholders especially desirable.

  If you AGREE, please mark your proxy FOR this resolution.

                      POSITION OF THE BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  In 1988, the Board of Directors changed the annual meeting date from the first Monday in May to the Wednesday after the fourth Monday in April to coincide with a regularly scheduled meeting of the Board of Directors. It is impossible to choose a meeting date that is satisfactory to every one of the more than 200,000 stockholders of the Company. A large number of corporations hold their annual meetings in April. Any date selected will be convenient for some stockholders and pose a conflict for others. The Wednesday after the fourth Monday in April is believed to best serve the interests of the Company and the majority of its stockholders.

                 5--STOCKHOLDER PROPOSAL ON CUMULATIVE VOTING

  John J. and Margaret R. Gilbert, 29 E. 64th Street, New York, New York, owners of 612 and 60 shares respectively, of DuPont Common Stock, who represent an additional family interest of 500 shares and are trustees under wills for an additional 1,436 shares, and John C. Henry, 5 E. 93rd Street, New York, New York, owner of 1,080 shares of DuPont Common Stock, have given notice that one or all of them will introduce the following resolution and statement in support thereof:

  Resolved, That the stockholders of E. I. du Pont de Nemours and Company, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

                            STOCKHOLDERS' STATEMENT

  Continued strong support along the lines we suggest were shown at the last annual meeting when over 21%, 7,135 owners of 87,501,257 shares, were cast in favor of this proposal. The vote against included approximately 12,100 unmarked proxies.

  A law enacted in California provides that all state pension holdings and state college funds invested in shares must be voted in favor of cumulative voting proposals, showing increasing recognition of the importance of this democratic means of electing directors.

  The National Bank Act provides for cumulative voting. Unfortunately, in many cases companies get around it by forming holding companies without cumulative voting. Banking authorities have the right to question the capability of directors to be on banking boards. Unfortunately, in many cases authorities come in after and say the director or directors were not qualified. We were delighted to see that the SEC has finally taken action to prevent bad directors from being on the boards of public companies.

  We think cumulative voting is the answer to find new directors for various committees. In addition, some recommendations have been made to carry out the CERES 10 points. The 11th should be, in our opinion, having cumulative voting and ending stagger systems of electing directors.

  When Alaska became a state it took away cumulative voting over our objections. The Valdez oil spill might have been prevented if environmental directors were elected through cumulative voting. Also, the huge derivative losses might have been prevented with cumulative voting.

  Many successful corporations have cumulative voting. For example, Pennzoil having cumulative voting defeated Texaco in that famous case. Another example is Ingersoll-Rand, which has cumulative voting and won two awards. In FORTUNE magazine it was ranked second in its industry as "America's Most Admired Corporations." and the WALL STREET TRANSCRIPT noted "on almost any criteria used to evaluate management, Ingersoll-Rand excels." Also, in 1994 and 1995 they raised their dividend. In the recent Lockheed-Martin merger they put in that if any one has 40% of the shares, cumulative voting would apply. We believe that DuPont should follow these examples.

  If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

                        POSITION OF BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Company's stockholders have had the opportunity to consider and vote on this issue on numerous occasions beginning in 1955. Each time, the stockholders have rejected the proposal by more than 75% of the votes cast.

  The Board continues to believe that cumulative voting is not in the best interest of the Company or its stockholders. In the opinion of the Board, cumulative voting would permit a small minority of shares to elect a director for the sole purpose of supporting a particular point of view, without regard to the interests of other parties. A director elected in this manner could not be expected to exercise free judgment and would not represent the stockholders as a whole.

           6--STOCKHOLDER PROPOSAL ON CONSIDERING POTENTIAL NOMINEES

  Ed Escue, 4253 Samoa Drive, Hermitage, Tennessee, owner of 484 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

  Resolved: That the stockholders of E.I. du Pont de Nemours and Company, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors give consideration to having a DuPont wage roll employee who is currently serving as a representative of the employees at his or her plant site to be nominated for election to the Board of Directors.

                            STOCKHOLDER'S STATEMENT

  Right now the Board is composed of twelve individuals who have the following qualifications and experience:

  -executives and retired executives of DuPont;

  -executives and retired executives of other major corporations;

  -a financial consultant;

  -a trustee of an environmental organization;

  -the former head of the Environmental Protection Agency;

  -the president of the Massachusetts Institute of Technology.

  With the sale of stock by Seagram back to DuPont, four Seagram directors resigned from the DuPont Board of Directors. Since that time only one person has been nominated to the Board, this nominee currently serving as an executive with another major corporation.

  I believe it would be of great benefit to DuPont for a wage roll DuPont employee who is currently serving as a representative of the workers at his or her site to serve on the Board of Directors.

  A wage roll employee who has spent years working in a factory, who as an employee representative has listened first hand to employees, learning what motivates them positively and negatively, would provide the Board with knowledge and insight that is not now present on the Board.

  Moreover, such an addition to the Board would be viewed by the wage roll employees, who comprise the vast majority of the DuPont workforce, as a sincere effort by DuPont to recognize and understand their concerns. This is particularly important at a time when there have been so many reductions in the number of employees and a resulting increase in each employee's work load and responsibility.

  Chairman Woolard has credited the employees as being the key factor in the outstanding financial performance of DuPont. He has stated that, in order for the Company to move to the next level, the Company must enable employees to become energized about the role they see for themselves.

  For the employees to become so energized, for the Company to reach the next level of performance, it is necessary that the wage roll employees' voice be present at the highest decision making level of the Company, on the Board of Directors.

                      POSITION OF THE BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL.

  The Board of Directors believes that each director should represent all shareholders and has long been opposed to electing a director to represent a particular point of view or particular constituency other than shareholders as a whole.

  It is important to the Board that its members possess a breadth of experience, insight and knowledge to exercise independent judgment in carrying out its responsibilities for broad corporate policy and the overall performance of the Company. When it reviews potential nominees to recommend to the Board, the nominating committee considers a wide range of criteria, which will vary over time depending on the needs of the Board. For example, in recent years, the Board's composition has broadened to include members with global business perspectives and strong marketing experience.

  In the Board's view, the interests of shareholders as a whole are best served when the nominating committee and the Board are able to exercise discretion to consider potential qualified nominees who will bring broad experience, skills and perspectives to bear on the Company's efforts to achieve continued business success and increase shareholder value.

                                 OTHER MATTERS

  The Board of Directors knows of no other proposals to be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                                                                      EXHIBIT A

    DUPONT STOCK ACCUMULATION AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

1. PURPOSE OF THE PLAN

The purpose of the DuPont Stock Accumulation and Deferred Compensation Plan for Directors (the "Plan") is (1) to further the identity of interests of members of the Board of Directors of E. I. du Pont de Nemours and Company (the "Company") with those of the Company's stockholders generally through the grant of common stock of the Company (the "Stock"); (2) to permit Directors to defer the payment of all or a specified part of their compensation, including any grant of Stock by the Company, for services performed as Directors; and
(3) to provide for a grant of stock options to Edgar S. Woolard, Jr. in connection with his service as Chairman of the Board of Directors.

2. ELIGIBILITY

Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates and who do not receive a form of compensation for Board service in lieu of customary Directors' fees shall be eligible to receive grants of Stock under the Plan. Members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries or affiliates shall be eligible under this Plan to defer compensation for services performed as Directors.

3. ADMINISTRATION AND AMENDMENT

The Plan shall be administered by the Compensation and Benefits Committee of the Board of Directors (the "Committee"). The decision of the Committee with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Board of Directors of the Company reserves the right to modify the Plan from time to time, or to repeal the Plan entirely, provided, however, that (1) no modification of the Plan shall operate to annul an election already in effect for the current calendar year or any preceding calendar year; and (2) to the extent required under Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), Plan provisions relating to the amount, price and timing of stock grants and options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment necessary to conform to changes in the Internal Revenue Code or the Employee Retirement Income Security Act.

The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations as it deems appropriate for the proper administration of the Plan, and to make such determinations and take such steps in connection therewith as it deems necessary or advisable.

4. COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT/CHANGE IN LAW

It is the Company's intent that the Plan comply in all respects with Rule 16b-3 of the Exchange Act, or its successor, and any regulations promulgated thereunder. If any provision of this Plan is found not to be in compliance with such rule and regulations, the provision shall be deemed null and void, and the remaining provisions of the Plan shall continue in full force and effect. All transactions under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

The Board of Directors may, in its sole discretion, modify the terms and conditions of this Plan in response to and consistent with any changes in applicable law, rule or regulation.

5. ANNUAL STOCK GRANT

Effective with the 1996 Annual Meeting and annually thereafter, each Director eligible under Article 2 hereof shall be awarded an annual grant of two hundred (200) shares of Stock following his/her election to the Board of Directors at the Annual Meeting of Stockholders. A Director elected to the Board at a time other than at the Annual Meeting shall receive a grant of two hundred (200) shares of Stock following his/her first attendance at a Board Meeting, provided, however, that no Director shall receive more than two hundred (200) shares of Stock in any calendar year. A Director may use shares of Stock granted hereunder to satisfy withholding taxes related to grants under this Plan in accordance with terms and conditions established by the Committee.

6. ELECTION TO DEFER

On or before December 31 of any year, a Director may elect to defer, until a specified year or retirement as a Director of the Company, the receipt of the Stock granted under Article 5 or the payment of all or a specified part of all fees payable to the Director for services as a Director during the calendar year following the election and succeeding calendar years in the form of cash or stock units, provided, however, that Stock may only be deferred as stock units. Any person who shall become a Director during any calendar year, and who was not a Director of the Company on the preceding December 31, may elect, within thirty days after election to the Board, to defer in the same manner the receipt of the Stock granted under Article 5 or the payment of all or a specified part of fees not yet earned for the remainder of that calendar year and for succeeding calendar years in the form of cash or stock units. Elections shall be made by written notice delivered to the Secretary of the Committee.

7. DIRECTORS' ACCOUNTS

Fees deferred in the form of cash shall be held in the general funds of the Company and shall be credited to an account in the name of the Director. On the first day of each quarter, interest shall be credited to each account calculated on the basis of the cash balance in each account on the first day of each month of the preceding quarter at the Prime Rate of Morgan Guaranty Trust Company of New York (or at such other rate as may be specified by the Committee from time to time) in effect on the first day of each month. Stock granted under Article 5 to be deferred in the form of stock units, or fees to be deferred in the form of stock units, shall be allocated to each Director's account based on the closing price of the Company's common stock as reported on the Composite Tape of the New York Stock Exchange ("Stock Price") on the effective date of the Stock grant or the date the fees would otherwise have been paid. The Company shall not be required to reserve or otherwise set aside shares of common stock for the payment of its obligations hereunder, but shall make available as and when required a sufficient number of shares of common stock to meet the needs of the Plan. An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in common stock of the Company) payable on the number of shares represented by the number of stock units in each Director's account will be allocated to each Director's account in the form of stock units based upon the Stock Price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of stock units. If adjustments are made to outstanding shares of common stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment will also be made in the number of stock units in a Director's account. Stock units shall not entitle any person to rights of a stockholder unless and until shares of Company common stock have been issued to that person with respect to stock units as provided in Article 8.

8. PAYMENT FROM DIRECTORS' ACCOUNTS

The aggregate amount of Stock granted under Article 5 which has been deferred and deferred fees, together with interest and dividend equivalents accrued thereon, shall be paid in the year specified or after a Director ceases to be a Director of the Company. Amounts deferred to a specified year shall only be paid in a lump sum and shall be paid promptly at the beginning of that specified year. Amounts deferred to retirement shall be paid in a lump sum or, if the Director elects, in substantially equal annual installments over a period of years specified by the Director. The delivery election must be made by written notice delivered to the Secretary of the Committee prior to the date of retirement, and the first installment (or lump sum payment) shall be paid promptly at the beginning of the following calendar year. Subsequent installments shall be paid promptly at the beginning of each succeeding calendar year until the entire amount credited to the Director's account shall have been paid. Amounts credited to a Director's account in cash shall be paid in cash and amounts credited in stock units shall be paid in one share of common stock of the Company for each stock unit, except that a cash payment will be made with any final installment for any fraction of a stock unit remaining in the Director's account. Such fractional share will be valued at the closing Stock Price on the date of settlement.

9. PAYMENT IN EVENT OF DEATH

A Director may file with the Secretary of the Committee a written designation of a beneficiary for his or her account under the Plan on such form as may be prescribed by the Committee, and may, from time to time, amend or revoke such designation. If a Director should die before all deferred amounts credited to the Director's account have been distributed, the balance of any deferred Stock and fees and interest and dividend equivalents then in the Director's account shall be paid promptly to the Director's designated beneficiary. If the Director did not designate a beneficiary, or in the event that the beneficiary designated by the Director shall have predeceased the Director, the balance in the Director's account shall be paid promptly to the Director's estate.

10. TERMINATION OF ELECTION

A Director may terminate his/her election to defer payment of fees in cash or stock units by written notice delivered to the Secretary of the Committee. Termination shall become effective as of the end of the calendar year in which notice of termination is given with respect to fees payable for services as a Director during subsequent calendar years. Amounts credited to the account of a Director prior to the effective date of termination shall not be affected thereby and shall be paid only in accordance with Articles 7 and 8.

11. NONASSIGNABILITY

During the Director's lifetime, the right to any deferred Stock or fees including interest and dividend equivalents thereon shall not be transferable or assignable.

12. OPTION GRANT

A. Grant

In recognition of his current and future contributions to the Company as Chairman of the Board of Directors and subject to approval by the stockholders at the Company's 1996 Annual Meeting, Edgar S. Woolard, Jr. (Grantee) is granted one hundred thousand (100,000) nonqualified options to purchase shares of Stock, effective January 1, 1996. The terms and conditions of such options shall be determined by the Committee consistent with the provisions of this Plan.

B. Nontransferability of Options

During Grantee's lifetime, no stock options granted under this Plan shall be transferable, and stock options may be exercised only by Grantee, except as may otherwise be provided in rules established by the Committee to permit transfers or to authorize a third party to act on behalf of Grantee with respect to any such stock options.

C. Option Price

The price per share of Stock which may be purchased upon exercise of a stock option granted hereunder shall be determined by the Committee, but shall in no event be less than the fair market value of such share on the date the stock option is granted, and in no event less than the par value thereof. For purposes of this Plan, fair market value shall be the average of the high and low prices of the Stock as reported on the "NYSE--Composite Transactions Tape" on the date of grant of a stock option or the date of exercise of a stock option, or if no sales of such Stock were reported on said Tape on such date, the average of the high and low prices of such Stock on the next preceding day on which sales were reported on said Tape. Such price shall be subject to adjustment as provided in paragraph 12(D) hereof.

D. Adjustment

  (i) In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization, the Committee shall make such adjustments, in the light of the change, as it deems to be equitable, both to Grantee and to the Company, in the number of shares and prices per share applicable to outstanding stock options. Furthermore, in the event of a distribution to common stockholders other than interim or year-end dividends declared as such by the Board of Directors, the Committee shall make such adjustments, in the light of the distribution, as it deems to be equitable, both to Grantee and to the Company, in respect to the item described herein.

 (ii) Any fractional shares resulting from adjustments made pursuant to this subparagraph shall be eliminated.

E. Option Term

The term of each stock option granted under this Plan shall be for such period as the Committee shall determine, but not for more than ten (10) years from the date of grant.

F. Exercise of Options

  (i) Subject to the provisions of this Plan, each stock option granted hereunder shall be exercisable on such date or dates and during such period and for such number of shares as the Committee may determine. However, in no event shall a stock option be exercisable prior to six months from the date of grant. The Committee may fix from time to time a minimum number of shares which must be purchased at the time a stock option is exercised.

 (ii) At the time he elects to exercise a stock option, Grantee shall pay the Company the full purchase price of the shares he has elected to purchase. Payment of the purchase price shall be made in cash, Stock (valued at fair market value on the date of exercise), or a combination thereof, as the Committee may determine from time to time. With respect to Stock to be delivered upon exercise of a stock option, the Committee shall periodically determine whether, and to what extent, such Stock shall be in the form of new common stock issued for such purposes, or common stock acquired by the Company.

G. Tax Withholding

Grantee may use shares of Stock to satisfy withholding taxes relating to the grants under this Plan to the extent provided in terms and conditions established by the Committee.

H. Termination of Options

  (i) The Committee shall, subject to the provisions of the Plan, determine the rules relating to rights of Grantee in the event Grantee ceases to be a director of the Company or in the event of his death.

  (ii) In the event the Committee establishes a period of time in excess of six months from date of grant for the first date of exercisability of options granted hereunder, the Board of Directors, in its sole discretion, may waive such longer period.

  (iii) Grantee shall forfeit all rights under stock options granted hereunder if the Committee, after a hearing at which Grantee shall be entitled to be present, shall find that Grantee has willfully engaged in any activity harmful to the interest of the Company or any of its subsidiaries or affiliates provided, however, that such stock options may continue in effect to such extent and under such conditions as the Committee may determine.

13. GOVERNING LAW

The validity and construction of the Plan shall be governed by the laws of the State of Delaware.

14. EFFECTIVE DATE

This Plan shall become effective as of January 1, 1996, provided it is approved by stockholders at the Company's 1996 Annual Meeting, and shall continue in full force and effect until terminated by the Board of Directors.



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


[LOGO APPEARS HERE]
                         PROXY/VOTING INSTRUCTION CARD
                      E.I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints A.F. Brimmer, J.A. Krol and E.S. Woolard, Jr., or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 24, 1996, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies heretofore given.
   As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in the employee savings and stock ownership plans. A trustee for these plans will vote these shares as directed provided you sign and return a proxy by April 17, 1996. A trustee for the employee savings plans may vote in its discretion all shares held in these plans for which no voting instructions are received. Shares held through the Conoco Employee Stock Ownership Plan will be voted for you only if you sign and return a proxy. Other shares owned by you will be voted only if you sign and return a proxy, or attend the meeting and vote by ballot.
   On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of The Board of Directors.
   1. Election of Directors (mark only one)

      [_] Vote FOR all nominees listed below and recommended by the Board of Directors (except as directed to the contrary below)

      [_] Vote WITHHELD from all nominees

           P.N. Barnevik; A.F. Brimmer; L.C. Duemling; A.W. Dunham;
             E.B. du Pont; C.M. Harper; L.D. Juliber; J.A. Krol;
          W.K. Reilly; H.R. Sharp, III; C.M. Vest; E.S. Woolard, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------
                 (continued, and to be signed, on other side)

                          (continued from other side)

                                                                          NO.
The Board of Directors recommends a vote "FOR" Board proposals No. 2 and No. 3:

                                                   For   Against   Abstain

2. On independent accountants                      [_]     [_]       [_]
3. On directors' stock plan                        [_]     [_]       [_]

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals:

                                                   For   Against   Abstain

4. On annual meeting date                          [_]     [_]       [_]
5. On cumulative voting                            [_]     [_]       [_]
6. On considering potential nominees               [_]     [_]       [_]


PLEASE SIGN, DATE,
DETACH AND RETURN
THIS PROXY, USING THE
ENCLOSED POSTAGE                                  [_] Please check to receive
PREPAID ENVELOPE.                                     an admission ticket to the
                                                      meeting.

Dated ____________, 1996.    SIGN HERE _________________________________________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.